UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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Crown Crafts, Inc.

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AN IMPORTANT MESSAGE FROM YOUR BOARD OF DIRECTORS

July 15, 2010

Dear Fellow Crown Crafts Shareholders:

The upcoming vote for the election of four directors at the annual meeting of shareholders on August 10, 2010, is an opportunity for you to express your support for the strategic initiatives taking place at Crown Crafts under the leadership of your current Board of Directors and management team.

Your Company continued to build on its successful strategic trajectory in fiscal 2010, which was a great year for Crown Crafts despite the recession-related challenges that impacted retail markets. Among other things, (1) we maintained a stable top line while generating strong cash flows from operations, (2) we further strengthened our enviable balance sheet and raised shareholders’ equity by 23%, and (3) we increased Adjusted EBITDA* to $10.5 million, the highest level since 1998.

We are proud of the positive momentum we have created for our shareholders, and we enter fiscal 2011 with great enthusiasm for the value creation opportunities that are before us. This is why the ongoing antics by the New York-based investment fund Wynnefield Partners Small Cap Value, L.P. and certain of its affiliates (the Wynnefield Group) are so frustrating.

As they did in 2007, and threatened to do again in 2008 before we agreed to add their handpicked director to our Board — an individual they don’t even support anymore — the Wynnefield Group has indicated that they are determined to force Crown Crafts, its Board of Directors and our shareholders into another costly, distracting and unnecessary proxy battle to advance their own narrow, self-serving agenda.

Your Company has made significant progress under its current Board and management, including a complete financial turnaround, the restructuring of debt to enable further growth through acquisitions and the development of an aggressive five-year strategic plan. To continue this progress, your Board has nominated four highly qualified director candidates — E. Randall Chestnut, William T. Deyo, Jr., Sidney Kirschner and Richard L. Solar — who are committed to pursuing our successful growth strategy and acting in the best long-term interests of all shareholders. Mr. Solar, who would be new to the Board, brings extensive industry, financial, M&A, public company and licensing experience and was identified by the Board in its evaluation of potential nominees as clearly the most outstanding director candidate. His relevant industry and finance experience includes (1) serving as a senior executive of Gerber Childrenswear, a publicly-traded infant and children’s consumer products company, and co-leading the acquisition of the company prior to its going public, (2) serving as a director and as Chairman of the Audit Committee of Marvel Entertainment, Inc. until its sale to The Walt Disney Company in 2009 in a transaction valued at more than $4 billion, and (3) more than 25 years of experience in the financial industry.

916 S. Burnside Avenue * PO Box 1028 *  Gonzales, LA 70707-1028 * (225) 647-9100 * Fax (225) 647-9104

Your Board recommends that you vote your shares FOR the Company’s nominees by signing, dating and returning the enclosed WHITE proxy card today. We urge you to discard and not return any proxy card you may receive from the Wynnefield Group.

The following summarizes the Company’s track record of successful strategic execution achieved under your current Board’s and management team’s direction:

CROWN CRAFTS’ COMPLETE FINANCIAL TURNAROUND HAS LAID
THE FOUNDATION FOR LONG-TERM SHAREHOLDER VALUE CREATION

In 2000 and 2001, Crown Crafts sold its unprofitable businesses and reinvented itself as a focused, profitable consumer products company operating primarily in the growing infant and juvenile soft goods markets. Since 2001, the Company has been profitable every year (excluding a $21.6 million charge, net of tax, in fiscal 2009 related to goodwill impairment, as required under generally accepted accounting standards to recognize asset revaluations). During this time, our stock price has risen from $0.09 per share in April 2001 to its current level of $4.08 as of July 14, 2010, a compound annual rate of return in excess of 51%.

In 2006, Crown Crafts completed a debt and capital restructuring that eliminated $4 million in debt and extinguished all outstanding warrants held by its lenders, which, if exercised, would have diluted our existing shareholders’ ownership of the Company from 100% to 35%. This allowed the Company to step up its actions to build long-term shareholder value, including pursuing strategic growth through acquisitions. Most recently, the Company acquired (1) the infant and toddler product lines from Springs Global US in November 2007, (2) substantially all of the assets of Neat Solutions, Inc. in July 2009, and (3) the Bibsters® line of disposable bibs from the Procter & Gamble Co. in May 2010. As these immediately accretive deals demonstrate, we have an impressive track record of making the right acquisition at the right time, paying the right price and achieving successful post-acquisition integration and realization of operating and financial synergies.

In addition, as part of its efforts to return value to shareholders, the Board authorized the repurchase of 914,051 shares of stock from August 2007 to August 2009 for a total price of $3.1 million (average price of $3.40 per share). The Company, for the first time since 1999, also has resumed paying dividends on its common stock as the Board has declared, and the Company has paid, two quarterly cash dividends of $0.02 per share so far in calendar 2010.

As a result of all our strategic actions, the Company continued to improve its financial performance in fiscal 2010. In addition to reaching our highest Adjusted EBITDA level since 1998, we achieved further cost reductions and improved cash flow during the year and reduced our debt to $5.1 million, net of cash, at fiscal year end.

THE COMPANY WILL BUILD UPON THIS STRONG FOUNDATION
THROUGH THE BOARD’S FIVE-YEAR PLAN FOR STRATEGIC
GROWTH AND INCREASING SHAREHOLDER VALUE

In early 2009, the Board adopted an aggressive strategic plan for the five-year period beginning in fiscal 2010 designed to drive sustained top-tier sales growth and profitability and further solidify the Company’s market positions, among other things. Toward that end, the Company already has achieved numerous and meaningful financial and operational milestones during the past year:

•	Diversified channels of distribution — International sales increased 164% in fiscal 2010 compared with fiscal 2009. Both Crown Crafts Infant Products and Hamco have expanded their exposure in grocery and drug retailing. Additionally, Hamco has expanded its dot.com placement with key retail online sites such as Target.com and Amazon.com.

•	Diversified product categories — The acquisition of Neat Solutions and Bibsters expanded our portfolio of products, including toilet seat covers, diaper changing pads, disposable bibs, floor mats and car seat covers. Currently, on an annual basis, these two acquisitions combined are expected to generate approximately $7 million in net sales and contribute in excess of 30% EBITDA on net sales after integration and acquisition costs.

•	Elevated and leveraged Company brands — Company brand sales increased by approximately 22% in fiscal 2010 compared with fiscal 2009.

•	Optimized the progressive operating efficiency of both divisions and corporate offices — This effort has helped create capital internally to invest in further product development and strategic acquisitions.

•	Announced entry into the market for pet-related products — The rapidly growing $50 billion pet industry represents a complementary market for Crown Crafts and an opportunity to take further advantage of the Company’s capabilities in product design and fabrication, along with its keen understanding of consumers’ spending habits. The Company will launch its Neat Solutions® for Pets line of pet beds and accessories in September. The new product line will include beds, bolsters and cuddlers for dogs and cats, kennel mats and protective and decorative throws, all designed to fit in with today’s home décor. We have analyzed and researched the pet industry in depth and see significant, long-term growth potential for these unique product offerings.

YOUR BOARD CONTINUES TO TAKE THE RIGHT ACTIONS
TO DELIVER STRONG RESULTS AND PROPERLY POSITION
THE COMPANY FOR STEADILY INCREASING SHAREHOLDER VALUE

Under this Board of Directors and management team, your Company has transformed itself from a fractured business into a focused and thriving enterprise. We are acutely focused on long-term value creation for our shareholders. Our performance shows that the Company is a strong industry leader that is being run efficiently and has put its strong balance sheet and earnings power to good use. While we are proud of our many achievements, we know that there remains much more we can and must do to create sustainable, long-term value for you, our fellow shareholders. This is also not the time to further indulge the antics of a mercurial, self-serving investment fund by allowing them to attempt to derail the successful transformation of your Company.

We ask you to vote your shares FOR the Company’s nominees by signing, dating and returning the enclosed WHITE proxy card today, and we urge you to discard and not return any proxy card you may receive from the Wynnefield Group.

On behalf the Board of Directors and the dedicated men and women of Crown Crafts, we thank you for your ongoing support.

Sincerely,

E. Randall Chestnut
Chairman of the Board, President and Chief Executive Officer

Zenon S. Nie
Independent Lead Director

Forward-Looking Statements

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

YOUR VOTE IS IMPORTANT

1. To vote FOR your Company’s nominees, you MUST execute a WHITE proxy card.

2. The Board of Directors urges you to DISCARD any gold proxy cards that you may have received from the Wynnefield Group. A “WITHHOLD AUTHORITY” vote on the Wynnefield Group’s gold proxy card is NOT a vote for the Company’s nominees.

3. If you have voted on a gold proxy card but wish to support your Company’s nominees, please sign, date and mail the enclosed WHITE proxy card in the postage-paid envelope provided as soon as possible. You can also vote by internet or telephone by following the instructions on the WHITE proxy card.

4. Remember — ONLY YOUR LATEST DATED PROXY WILL DETERMINE HOW YOUR SHARES ARE TO BE VOTED AT THE MEETING.

5. If any of your shares are held in the name of a bank, broker or other nominee, please contact the party responsible for your account and direct them to vote your shares FOR your Company’s nominees on the WHITE proxy card.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor.

199 Water Street, 26th Floor
New York, NY 10038
Banks and Brokers (212) 440-9800
Shareholders Call Toll Free (888) 605-7561

* Crown Crafts, Inc. and Subsidiaries
Non-GAAP Reconciliation of Net Income to Adjusted EBITDA

Fiscal Year
Ended
March 28, 2010
In thousands

Net income	$4,780
Interest expense	692
Interest income	(17)
Income tax expense on continuing operations	3,103
Income tax benefit on discontinued operations	(69)
Depreciation	286
Amortization	1,544
Impairment charge — assets held for sale	154

Adjusted EBITDA	$10,473

In addition to the Company’s disclosure of its financial position and results of operations in conformity with accounting principles generally accepted in the United States of America (“GAAP”), the Company has also disclosed certain measures of its financial position and results of operations which are not determined in accordance with GAAP. These non-GAAP financial measures include Adjusted EBITDA and the Company’s discussion of its fiscal 2009 results excluding the goodwill impairment charge and its debt position on a net-of-cash basis. Adjusted EBITDA is used by the Company internally to monitor the Company’s operating results and cash flow and to evaluate the performance of its businesses. The Company believes that its presentation of Adjusted EBITDA is useful in that it is an important indicator of the Company’s ability to generate cash sufficient to reduce debt, make strategic acquisitions and investments in capital expenditures, pay dividends and meet its working capital requirements and other obligations as they become due. The items excluded to calculate Adjusted EBITDA and the goodwill impairment charge reported in fiscal 2009 are significant components that should be considered in understanding and assessing the Company’s financial performance. In addition, although the Company analyzes its debt position internally on a net-of-cash basis, GAAP permits such an offsetting presentation of these amounts only in limited circumstances. The non-GAAP financial measures are presented as supplemental information and should be considered in addition to, and not as a substitute for, the Company’s GAAP financial measures, including its debt balances, net income or loss, cash flow provided by or used in operating, investing or financing activities, and other measures of the Company’s financial performance and liquidity. Because non-GAAP financial measures, by definition, are not determined in accordance with GAAP, companies calculate them in varying ways. Therefore, the non-GAAP financial measures presented by the Company may not be comparable to similarly titled measures of other companies.

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